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                         NEWS RELEASE

                                       Investor Relations:      Jim Caverlee
                                                                (770) 644-3023
                                       Media Contact:           Jonna Manes
                                                                (770) 644-3014


RIVERWOOD INTERNATIONAL COMPLETES U.S. TIMBERLANDS/WOOD PRODUCTS SALE

ATLANTA, Ga. (October 21, 1996) -- Riverwood International Corporation today announced that it has completed the previously announced sale of its U.S. Timberlands/Wood Products business unit to Plum Creek Timber Company, L.P. (NYSE:PCL).

  Proceeds of approximately $550 million were used to repay $400 million of the outstanding balance under Riverwood's senior secured term loan facility. The remainder of the proceeds were applied to its revolving credit facility, bringing total availability under that facility to approximately $350 million. Required amortization payments under the senior secured term loan facility have been reduced to reflect the application of the proceeds from the sale of the timber assets. Covenants under the company's credit agreements have been adjusted to reflect the company's sale of the timber assets as well as its financial results and current market and operating conditions. The increased revolving credit availability and the more favorable debt amortization schedule will provide additional liquidity for Riverwood's operations and planned capital expenditures.

  Assets sold included approximately 529,000 acres of owned timberlands and approximately 9,000 acres of leased timberlands located principally in Louisiana and Arkansas, a sawmill and a plywood plant located in Joyce, Louisiana,a saw mill located in Huttig, Arkansas, and a seedling nursery in Texas.




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  Plum Creek and Riverwood have also entered into a 20-year supply agreement, with a 10-year renewal option, under which Riverwood will purchase a majority of the pine pulpwood and residual chip requirements and a portion of the hardwood pulpwood requirements at market based prices for its West Monroe, Louisiana papermill.

  Riverwood International Corporation is a global paperboard, packaging and packaging machinery company headquartered in Atlanta, Ga., with total assets of approximately $2.7 billion.



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